Exhibit 99.3

TRAVELPORT LLC

OFFER TO EXCHANGE

$150,000,000 aggregate principal amount of Senior Dollar Floating Rate Notes due 2014, which have been registered under the Securities Act of 1933, for any and all outstanding Senior Dollar Floating Rate Notes due 2014

March    , 2007

To Our Clients:

        Enclosed for your consideration are a Prospectus, dated March    ,.2007 (as the same may be amended or supplemented from time to time, the "Prospectus"), and a Letter of Transmittal (the "Letter of Transmittal"), relating to the offer (the "Exchange Offer") by Travelport LLC (the "Company") formerly known as TDS Investor Corporation, TDS Investor (Luxembourg) S.á.r.l. ("Holdings") and certain subsidiaries of the Company (together with Holdings, the "Guarantors"), to exchange (the "Exchange Offer") up to $150,000,000 aggregate principal amount of Senior Dollar Floating Rate Notes due 2014, which have been registered under the Securities Act of 1933, as guaranteed by the Guarantors (collectively, the "Exchange Notes"), for any and all of its outstanding Senior Dollar Floating Rate Notes due 2014 guaranteed by the Guarantors (collectively, the "Outstanding Notes") in integral multiples of $2,000 upon the terms and subject to the conditions of the enclosed Prospectus and the enclosed Letter of Transmittal. The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rate and maturity) to the terms of the Outstanding Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes are freely transferable by holders thereof, upon the terms and subject to the conditions of the enclosed Prospectus and the related Letter of Transmittal. The Outstanding Notes are unconditionally guaranteed (the "Old Guarantees") by the Guarantors, and the Exchange Notes will be unconditionally guaranteed (the "New Guarantees") by the Guarantors. Upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal, the Guarantors offer to issue the New Guarantees with respect to all Exchange Notes issued in the Exchange Offer in exchange for the Old Guarantees of the Outstanding Notes for which such Exchange Notes are issued in the Exchange Offer. Throughout this letter, unless the context otherwise requires and whether so expressed or not, references to the "Exchange Offer" include the Guarantors' offer to exchange the New Guarantees for the Old Guarantees, references to the "Exchange Notes" include the related New Guarantees and references to the "Outstanding Notes" include the related Old Guarantees. The Company will accept for exchange any and all Outstanding Notes properly tendered according to the terms of the Prospectus and the Letter of Transmittal. Consummation of the Exchange Offer is subject to certain conditions described in the Prospectus.

        PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON            2007 (THE "EXPIRATION DATE"), UNLESS THE COMPANY EXTENDS THE EXCHANGE OFFER.

        The enclosed materials are being forwarded to you as the beneficial owner of the Outstanding Notes held by us for your account but not registered in your name. A tender of such Outstanding Notes may only be made by us as the registered holder and pursuant to your instructions. Therefore, the Company urges beneficial owners of Outstanding Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such registered holder promptly if such beneficial owners wish to tender their Outstanding Notes in the Exchange Offer.

        Accordingly, we request instructions as to whether you wish to tender any or all such Outstanding Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed

Prospectus and Letter of Transmittal. If you wish to have us tender any or all of your outstanding notes, please so instruct us by completing, signing and returning to us the "Instructions to Registered Holder from Beneficial Owner" form that appears below. We urge you to read the Prospectus and the Letter of Transmittal carefully before instructing us as to whether or not to tender your Outstanding Notes.

        The accompanying Letter of Transmittal is furnished to you for your information only and may not be used by you to tender Outstanding Notes held by us and registered in our name for your account or benefit.

        If we do not receive written instructions in accordance with the below and the procedures presented in the Prospectus and the Letter of Transmittal, we will not tender any of the Outstanding Notes on your account.